AMENDMENT TO CONSULTING AGREEMENT

The Consulting Agreement dated as of March 1, 2019 (the “Agreement”) between Scientific Industries, Inc., a Delaware corporation (the “Company”), and John A. Moore (“Moore”) is hereby amended solely as to the following:

Section 4. The cash fee due to Moore is hereby increased from $10,000 to $12,500 per month.

Section 7. The “Term” is hereby amended to extend to February 29, 2020.

The amendments to the Agreement set forth hereinabove shall be effective as of September 1, 2019.

All other provisions of the Agreement shall remain in full force and effect without modification.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Agreement as of

November 7, 2019.

Scientific Industries, Inc.

 By,
/s/ Helena R. Santos	/s/ John A. Moore
Name Helena R. Santos	Name John A. Moore
Title Chief Executive Officer